BENNETT JONES LLP

3400 1 First Canadian Place
PO Box 130
Toronto Ontario
Canada M5X 1A4
Tel 416.863.1200
Fax 416.863.1716
www.bennettjones.ca

March 12, 2007

LiveReel Media Corporation
c/o Bennett Jones LLP
3400 One First Canadian Place
Toronto, ON M5X 1A4

Dear Sirs/Mesdames:

We have acted as Canadian counsel to LiveReel Media Corporation (the "**Corporation**") in connection with the preparation and filing of a Form F-3 registration statement under the United States *Securities Act of 1933* (the "**F-3**"). The Corporation has requested this opinion in connection with its obligations to the United States Securities and Exchange Commission.

The F-3 is intended to register 8,887,200 common shares in the capital of the Corporation (the "**Common Shares**") and 6,193,600 common shares issuable upon the exercise of warrants (the "**Warrant Shares**") in the capital of the Corporation.

As Canadian counsel, we have participated in the preparation of, and where applicable, have examined executed copies of:

(a) the F-3; and

(b) a certificate of an officer of the Corporation dated the date hereof as to certain factual matters (the "**Officer's Certificate**").

We made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed in this letter.

We have assumed the legal capacity of all individuals, genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies. We have relied upon the Officer's Certificate with respect to the accuracy of factual matters contained therein and have not performed any independent check or verification of such factual matters.

With respect to the opinion expressed in paragraphs 1 and 2, we have relied solely on the Officer's Certificate.

The opinions expressed below are limited to the laws of the Province of Ontario and the laws of Canada applicable therein and are based on legislation or regulations in effect as of the date hereof.

1. The Common Shares have been validly issued from the treasury of the Corporation and are fully paid non-assessable shares in the capital of the Corporation.

2. The Warrant Shares have been duly authorized and, when issued from the treasury of the Corporation and upon receipt by the Corporation of the amount to exercise the warrants pursuant to the terms and conditions of the Warrants, will be validly issued, fully paid non-assessable shares in the capital of the Corporation.

We consent to the use of this opinion as an exhibit to the F-3 and further consent to the use of our name wherever appearing in the F-3.

Yours truly,

BENNETT JONES LLP

Bennett Jones LLP